EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            DIGITAL SIGN CORPORATION



     Pursuant to Section 242 of the Delaware Corporation Law, Digital Sign Corporation, a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, acting by consent in lieu of a special meeting, duly adopted resolutions on the 9 day of June, 1999, setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and recommending approval of such amendment by the shareholders of the Corporation. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED that, upon shareholder approval, the Certificate of Incorporation of the Corporation be amended to change the name of the Corporation to PAWNBROKER.COM, INC. by amending the FIRST paragraph as follows:

          FIRST: The name of the corporation (hereafter called the corporation) is PAWNBROKER.COM, INC.

     RESOLVED that, upon approval of a majority of the shareholders of the Corporation, the Certificate of Incorporation of the Corporation be amended by adding the following paragraph:

          TWELFTH: The 38,499,000 shares of issued and outstanding common shares of the Corporation, with a par value of $0.00001, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to June 10, 1999 at 5:00 P.M. (Eastern Standard Time) shall be automatically reclassified and changed (without any further act) into 9,624,750 fully-paid and non-assessable shares of Common Stock of the Corporation, with a par value of $0.00001, without increasing or decreasing the amount of stated capital or paid in surplus of the Corporation, provided that no fractional shares shall be issued. The fractional share interests that occur as a result of the foregoing reclassification and change shall be conglomerated by the transfer agent of the company and the shares resulting form such conglomeration shall be sold by the transfer agent and the net proceeds received from such sale shall be allocated and distributed among the holders of such fractional interests in shares as their interests appear.






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     SECOND:  A  majority  of the  shareholders  of the  Corporation,  acting by consent in lieu of a special meeting, duly authorized and adopted this Certificate of Amendment to the Certificate of Incorporation of the Corporation and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every shareholder entitled to such notice.

     THIRD: Said resolution was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     FOURTH: The capital of the Corporation will not be reduced by reason of such amendment.

     DATED this 9th  day of June, 1999.


                                        By: /s/ Doug McLeod
                                            ------------------------------------
                                                Doug McLeod

                                        Title:  President




City of Tokyo                       )
                                    ) ss.
Country of Japan                    )

     On June 9, 1999, personally appeared before me, a Consul of Canada, Doug McLeod, President of the Corporation, who acknowledged that he executed the above instrument.

                                        /s/ R.P. Abrahamber
                                        ----------------------------------------
     Signature of Notary                Counsul of Canada
                                        Tokyo, Japan





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